Exhibit 23.1


                          Independent Auditors' Consent


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-56568) of Maverick Tube Corporation and in the related Prospectus and in the Registration Statements (Form S-8 No. 33-89526, Form S-8 No. 333-52621, Form S-8 No. 333-30696, and Form S-8 No. 333-46740) pertaining to the Maverick Tube Corporation Amended and Restated 1990 Stock Option Plan, the Maverick Tube Corporation 1994 Stock Option Plan, the Maverick Tube Corporation Director Stock Option Plan, the Maverick Tube Corporation 1999 Director Stock Option Plan and the Amended and Restated Prudential Steel Ltd. Stock Option Plan of Maverick Tube Corporation of our report dated December 1, 2000, with respect to the supplemental consolidated financial statements of Maverick Tube Corporation included in its Current Report on Form 8-K dated December 5, 2000, filed with the Securities and Exchange Commission.


St. Louis, Missouri
December 4, 2000